FISCALNOTE ANNOUNCES UPDATE TO BOARD OF DIRECTORS

WASHINGTON, D.C. – Thursday, December 19, 2024 – FiscalNote Holdings, Inc. (NYSE: NOTE) ("FiscalNote"), a leading AI-driven enterprise SaaS technology provider of policy and global intelligence, today announced that Conrad Yiu, a member of its Board of Directors and a member of its Corporate Governance Committee and M&A Committee, will retire from the Board effective December 31, 2024, in-line with the fiscal year end and shortly prior to the scheduled end of his three-year term in May 2025.

Yiu is Co-founder and Partner of AS1 Growth Partners (“AS1”), a private multi-family investment office based in Sydney, Australia. AS1 invested in FiscalNote in 2020 when, prior to its public listing, FiscalNote was actively expanding its investor base in Australia. Yiu then joined the Board in October 2020, shortly following AS1’s investment. As FiscalNote’s strategic focus has changed since that time, Yiu has decided to retire early to focus on his Australia-based business interests, family and professional commitments.

“I want to thank Tim and my fellow Board members for the opportunity to serve the Company over the past four years. I remain an active, long-term investor and supporter of FiscalNote’s mission and management,” said Yiu. “Given the changes since my firm first invested, now is simply the right time for me to concentrate on my other professional commitments based in and focused on Australia, as well as to make more time for personal and family commitments. While I am retiring from the Board early, I strongly believe the Company has the right strategy and the right leadership to take it to its next phase of growth, and I have great confidence in its ability to deliver results and value for both its customers and its shareholders.”

“Throughout the past four years and at pivotal times for our Company, Conrad has been a deeply respected and admired partner on our Board, whose views and guidance were especially valuable during our transition to a publicly traded company,” said Tim Hwang, Chairman, CEO, and Co-founder, FiscalNote. “On behalf of the entire Board of Directors, I’d like to thank Conrad for his service and contributions, and wish him all the best in his future endeavors.”

Following Yiu’s retirement, the composition of FiscalNote’s Board of Directors will be reduced to nine members – reflecting the streamlined structure of the Company following its divestitures of Board.org and Aicel Technologies in 2024.

For more information about the Company’s Board of Directors and its members, please visit here.

About FiscalNote
FiscalNote (NYSE: NOTE) is a leader in policy and global intelligence. By uniquely combining data, technology, and insights, FiscalNote empowers customers to manage political and business risk. Since 2013, FiscalNote has pioneered technology that delivers critical insights and the tools to turn them into action. Home to CQ, Dragonfly, Oxford Analytica, VoterVoice, and many other industry-leading brands, FiscalNote serves thousands of customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

Contacts:

Media
Nicholas Graham
FiscalNote

press@fiscalnote.com

Investor Relations

Bob Burrows

FiscalNote

IR@ficalnote.com

Source: FiscalNote